UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 8, 2015

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission

File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Bank Credit Facility

On May 8, 2015, W&T Offshore, Inc. (the “Company”) entered into the Second Amendment to Fifth Amended and Restated Credit Agreement among the Company, as the borrower, Toronto Dominion (Texas) LLC, as the administrative agent, the lenders and other parties thereto (the “Second Amendment”). The Second Amendment amended the Company’s Fifth Amended and Restated Credit Agreement, dated as of November 8, 2013 (as previously amended, and as further amended by the Second Amendment, the “Revolving Credit Agreement”), which provides a secured revolving bank credit facility that matures on November 8, 2018. Among other things, pursuant to the Second Amendment, the Lenders authorized the administrative agent to enter into the Intercreditor Agreement described below.

The foregoing description of the Revolving Credit Agreement and the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Term Loan Credit Facility

On May 11, 2015, the Company entered into a Term Loan Credit Agreement among the Company, as borrower, Morgan Stanley Senior Funding, Inc., as the administrative agent and collateral trustee, and the lenders party thereto (the “Term Loan Credit Agreement”), providing for term loans in an aggregate principle amount of $300 million. The loans under the Term Loan Credit Agreement are secured on a second lien priority basis by the same collateral that secures the Revolving Credit Agreement, including the Company’s oil and natural gas properties, and are guaranteed by certain of the Company’s wholly owned subsidiaries, including the subsidiaries that guarantee the Revolving Credit Agreement.

The Term Loan Credit Agreement matures on May 15, 2020. The loans under the Term Loan Credit Agreement bear interest at a rate per annum equal to 9.00%.

The Term Loan Credit Agreement contains various covenants that limit, among other things, the Company’s ability to: (i) pay cash dividends; (ii) repurchase the Company’s common stock; (iii) sell its assets; (iv) make certain loans or investments; (v) merge or consolidate; (vi) enter into certain liens; and (vii) enter into transactions with affiliates.

The Term Loan Credit Agreement also contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within thirty days of the due date or; (ii) bankruptcy or insolvency with respect to the Company or certain of its subsidiaries.

The foregoing description of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Credit Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.2.

Intercreditor Agreement

On May 11, 2015, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent under the Term Loan Credit Agreement, and Toronto Dominion (Texas) LLC, as administrative agent under the Revolving Credit Agreement (the “Priority Lien Agent”), entered into an intercreditor agreement (the “Intercreditor Agreement”) to govern the relationship of holders of debt under the Term Loan Credit Agreement and the holders of other parity lien debt (if any), the lenders under the Revolving Credit Agreement and holders of the Company’s junior lien debt (if any) with respect to collateral and certain other matters.

The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the Intercreditor Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Second Amendment to Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent, and the various financial institutions party thereto as Lenders.

Exhibit 10.2	Term Loan Credit Agreement, dated as of May 11, 2015, by and among W&T Offshore, Inc., Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Trustee, and various financial institutions and other persons from time to time party thereto, as Lenders.

Exhibit 10.3	Intercreditor Agreement, dated as of May 11, 2015, by and between Toronto Dominion (Texas) LLC, as Priority Lien Agent, and Morgan Stanley Senior Funding, Inc., as Second Lien Collateral Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: May 14, 2015	By:	/s/ John D. Gibbons
John D. Gibbons

Senior Vice President and Chief Financial Officer